Exhibit 99.1

Date: May 6, 2015

Spectra Energy Reports First Quarter 2015 Results

First Quarter Highlights:

•	Strong contributions from expansion projects in U.S. Transmission and Liquids

•	Expansion projects continue to advance as planned and add to cash generation

•	DCF continues to support ongoing dividend growth

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported first quarter 2015 net income from controlling interests of $267 million, or $0.40 diluted earnings per share (EPS), compared with $419 million, or $0.62 diluted EPS in first quarter 2014. Ongoing net income from controlling interests was $274 million, or $0.41 diluted EPS, compared with $419 million, or $0.62 diluted EPS in first quarter 2014.

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $788 million, compared with $1.0 billion in the prior-year quarter.

Distributable cash flow (DCF) for the quarter was $578 million, compared with $631 million in the same quarter last year.

“Spectra Energy’s first quarter results underscore the resilience of our business model,” said Greg Ebel, chief executive officer, Spectra Energy. “Our business units performed well this quarter as our teams are focused on executing their strategies in this challenging macro environment. Our diversified portfolio of largely fee-based assets allowed us to exceed our EBITDA and cash generation expectations for the quarter despite lower than anticipated commodity prices and the weaker Canadian dollar. Overall, we are off to a good start to the year and we continue to generate DCF in line with our targeted 2015 distribution coverage of 1.2 times.”

SEGMENT RESULTS

Spectra Energy Partners

Spectra Energy Partners reported first quarter 2015 ongoing EBITDA of $464 million, compared with $429 million in first quarter 2014. The 2015 period excludes a special item of $9 million related to an impairment of the Ozark Gas Gathering assets.

SEP’s quarterly EBITDA results reflect increased earnings mainly from expansions previously placed into service – TEAM 2014, TEAM South, and Kingsport – and from higher equity earnings from the Sand Hills natural gas liquids (NGL) pipeline as a result of higher volumes.

Distribution

Distribution reported first quarter 2015 EBITDA of $192 million, compared with $226 million in first quarter 2014. The decrease was mainly due to the effect of a weaker Canadian dollar. First quarter 2014 results also included regulatory decisions from the Ontario Energy Board (OEB) that, in aggregate, provided a $10 million benefit to the segment.

Western Canada Transmission & Processing

The Western Canada Transmission & Processing segment reported first quarter 2015 EBITDA of $161 million, compared with $237 million in first quarter 2014. While earnings were lower at Empress due to lower commodity prices, the company’s risk management program helped to stabilize cash flows. The weaker Canadian dollar also lowered earnings in Western Canada.

Field Services

Spectra Energy reported its 50 percent share of ongoing earnings from Field Services of ($14) million in first quarter 2015, compared with equity earnings of $130 million in first quarter 2014. The decrease in equity earnings was mainly attributable to lower commodity prices and a decrease in gains associated with the issuance of partnership units by DCP Midstream Partners. These decreases were partially offset by growth from expansion projects, improved operating efficiencies and other cost savings initiatives. The 2015 period excludes a special item of $3 million for costs related to organizational changes that occurred during the quarter. Additional costs related to these organizational changes are expected to be incurred through the remainder of this year.

During the first quarters of 2015 and 2014, respectively, NGL prices averaged $0.49 per gallon versus $1.06 per gallon, NYMEX natural gas averaged $2.98 per million British thermal units (MMBtu) versus $4.94 per MMBtu, and crude oil averaged approximately $49 per barrel versus $99 per barrel.

Other

“Other” reported net costs were $15 million in first quarter 2015, compared with $17 million in first quarter 2014, and are primarily comprised of corporate costs, including benefits and captive insurance.

Interest Expense

Interest expense was $159 million in first quarter 2015, compared with $178 million in first quarter 2014. The decrease was mainly due to the effect of the weaker Canadian dollar and lower average long-term debt balances.

Income Taxes

Income tax expense was $101 million in first quarter 2015, compared with $164 million reported in first quarter 2014. The decrease in tax expense was mainly due to lower earnings and the effect of a weaker Canadian dollar. The effective tax rate was 24 percent in first quarter 2015, compared with 26 percent in first quarter 2014.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy at March 31, 2015, was $14.3 billion. At the end of the quarter, there was $2.1 billion of available liquidity at Spectra Energy Partners and $1.4 billion of available liquidity at all other Spectra Energy subsidiaries. Spectra Energy has $2.8 billion of capital expansion spending planned in 2015, of which $2.2 billion will be at Spectra Energy Partners.

Total capital spending in first quarter 2015 was $403 million, excluding reimbursements from noncontrolling interests, comprised of approximately $316 million of growth capital expenditures, and $87 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

Spectra Energy Partners

At U.S. Transmission, the OPEN and Uniontown to Gas City projects remain on track to go into service in the fourth quarter of 2015, bringing incremental Marcellus and Utica supply to southern markets and the Midwest, respectively. Together, these two projects, along with TEAM 2014 and TEAM South – which were brought into service last year – represent about two-thirds of the 2.4 billion cubic feet (Bcf) per day in projects that will fully transform Texas Eastern to a bi-directional system by 2017.

NEXUS completed a subsequent open season, which would expand Texas Eastern by up to 950 million cubic feet per day and create a direct path for Marcellus and Utica supply to reach NEXUS markets. The project plans to file its FERC application later this year.

In New England, the AIM project received its FERC certificate and expects to begin construction in May 2015. The project is 100 percent subscribed by New England’s major local distribution companies and is on track for an in-service date in the second half of 2016.

The company expects to file a formal FERC application for the Atlantic Bridge project later this year. This expansion, with capacity of about 150 million cubic feet per day, will meet the needs of New England LDC customers who require service in 2017.

Sabal Trail continues to make progress developing a new natural gas transmission system for the Southeast U.S. On May 5, 2015, Duke Energy announced that it is taking a 7.5 percent investment interest, joining Spectra Energy and NextEra Energy as project owners. Sabal Trail is on track to secure regulatory approvals by early 2016 and meet a 2017 in-service date.

Development work on Access Northeast continues as well. This project is focused on the New England electric power market and the widely recognized need to lower consumer electricity prices and improve energy reliability. The project will bring additional domestic natural gas to the region by expanding existing pipelines that already directly connect to about 70 percent of the region’s most efficient gas-fired generation. That expansion will be combined with enhanced land-based LNG facilities, also fed by domestic supplies, to ensure natural gas reaches key power plants when it needs to, even at the highest demand times. Spectra Energy is developing the $3 billion regional solution with Eversource Energy and National Grid, companies that together serve 4.8 million of the 6.5 million electric customers in New England. To minimize environmental effects, the project will utilize the existing footprints of the Algonquin and Maritimes & Northeast pipeline systems.

In addition to the Access Northeast open season, which closed on May 1, 2015, Spectra Energy has conducted several other open seasons this year for projects that would further connect Marcellus and Utica supply to demand markets:

•	Texas Eastern’s proposed Lebanon Extension project will provide shippers with the opportunity to obtain firm transportation service to deliver new natural gas supplies to markets in the Midwest U.S. The open season concluded in late March and the targeted in-service date for the project is November 2017.

•	The open season for the Marcellus to Market expansion of Texas Eastern closed April 10, 2015, and results indicate strong interest from shippers for firm transportation service that will deliver new incremental production to markets in the Northeast. The target in-service date for the Marcellus to Market project is November 2017.

•	The proposed Greater Philadelphia Expansion Project will also grow the Texas Eastern system, providing shippers with new firm transportation to delivery points along or near the existing Philadelphia Lateral. The project open season closes this week and the in-service date could be as early as the second half of 2018.

These three projects represent a combined growth CAPEX opportunity of $750 million to $1.5 billion for Spectra Energy, beyond what is already in execution.

The company’s Liquids business moved the Express Enhancement project into execution during the quarter, with a 2016 estimated in-service date. This $135 million project is underpinned by long-term, fee-based contracts and will maximize system throughput on the Express Pipeline through the addition of on-system terminal and storage assets.

The Red Lake project, which will expand the reach of Sand Hills to access growing Permian Basin production, is under construction and scheduled to go into service during the second quarter 2015.

Distribution

At Union Gas, the 2015 Dawn-Parkway project is in execution and on track for a fourth quarter in-service date. The 2016 Dawn-Parkway project received regulatory approval from the OEB in April, and remains on track as well. In addition, the 2017 Dawn-Parkway project recently completed its open season and received strong customer interest. The company expects to file this project with the OEB mid-year at which point the project will move into full execution. Further expansions of the Dawn-Parkway system for 2018 are being explored in response to continued demand growth expected in Ontario.

Western Canada Transmission & Processing

Work continues on the two new projects on Spectra Energy’s BC Pipeline. Jackfish Lake is a supply push project and the Reliability and Maintainability (RAM) project is a demand pull project. Both projects are on track to be in service in 2017.

Today, the company is announcing a binding open season on the T-North pipeline system in northeast British Columbia to serve this important region in Western Canada. This is a supply push project and is driven by Spectra Energy’s ability to add timely capacity at competitive rates.

Additionally, work continues on the Westcoast Connector project which is well-positioned with its approved corridor for two 48-inch pipelines with a design capacity of up to 8.4 Bcf per day. The Westcoast Connector is the only project with an approved multi-pipe corridor in British Columbia, providing attractive cost synergies for future British Columbia LNG investments while reducing the overall environmental impact.

Field Services

During the quarter, DCP Midstream Partners’ Keathley Canyon Connector gathering pipeline in the Gulf of Mexico was placed into service. The project is part of the Discovery joint venture, which is jointly owned by DCP Midstream Partners and Williams Partners.

Additional Information

Additional information about first quarter 2015 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, May 6, 2015, at 8:00 a.m. CT. The webcast will be available via the Investors sections of the Spectra Energy and Spectra Energy Partners websites. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 18703265 or “SE and SEP Quarterly Earnings Call.” Please call five minutes prior to the scheduled start time.

A replay of the call will be available until 5:00 p.m. CT on Tuesday, August 4, 2015, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally. The conference ID is 18703265. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and Other EBITDA (net costs) as measures of performance. Ongoing segment and Other EBITDA are non-GAAP financial measures as they represent reported segment and Other EBITDA adjusted for special items. We believe that the presentation of ongoing segment and Other EBITDA provides useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBITDA are reported segment or Other EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support dividend growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2014 Form 10-K, filed on February 27, 2015, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 300 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp

Quarterly Highlights

March 2015

(Unaudited)

(In millions, except per-share amounts and where noted)

	Three Months Ended March 31,
	2015	2014
COMMON STOCK DATA

Earnings Per Share, Diluted	$0.40	$0.62
Dividends Per Share	$0.37	$0.335
Weighted-Average Shares Outstanding, Diluted	673	672

INCOME

Operating Revenues	$1,623	$1,843
Total Reportable Segment EBITDA	791	1,022
Net Income - Controlling Interests	267	419

EBITDA BY BUSINESS SEGMENT

Spectra Energy Partners	$455	$429
Distribution	192	226
Western Canada Transmission & Processing	161	237
Field Services	(17)	130

Total Reportable Segment EBITDA	791	1,022
Other EBITDA	(15)	(17)

Total Reportable Segment and Other EBITDA	$776	$1,005

DISTRIBUTABLE CASH FLOW

Distributable Cash Flow	$578	$631

CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)	$255	$199
Distribution	89	44
Western Canada Transmission & Processing	45	140
Other	14	9

Total Capital and Investment Expenditures, Excluding Acquisitions (a)	$403	$392

Expansion and Investment (a)	316	$308
Maintenance and Other	87	84

Total Capital and Investment Expenditures, Excluding Acquisitions (a)	$403	$392

	March 31, 2015	December 31, 2014
CAPITALIZATION

Common Equity - Controlling Interests	31%	32%
Noncontrolling Interests and Preferred Stock	11%	10%
Total Debt	58%	58%

Total Debt	$14,293	$14,679
Book Value Per Share (b)	$11.49	$12.16
Actual Shares Outstanding	671	671

(a)	Excludes contributions received from noncontrolling interests of $58 million in 2015 and $6 million in 2014.
(b)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

March 2015

(Unaudited)

(In millions, except where noted)

	Three Months Ended March 31,
	2015	2014
SPECTRA ENERGY PARTNERS
Operating Revenues	$606	$581
Operating Expenses
Operating, Maintenance and Other	207	185
Other Income and Expenses	56	33

EBITDA	$455	$429

Express Pipeline Revenue Receipts, MBbl/d (a)	246	225
Platte PADD II Deliveries, MBbl/d	169	166
Canadian Dollar Exchange Rate, Average	1.24	1.10

DISTRIBUTION
Operating Revenues	$662	$718
Operating Expenses
Natural Gas Purchased	383	388
Operating, Maintenance and Other	86	103
Other Income and Expenses	(1)	(1)

EBITDA	$192	$226

Number of Customers, Thousands	1,422	1,401
Heating Degree Days, Fahrenheit	4,259	4,251
Pipeline Throughput, TBtu (b)	328	294
Canadian Dollar Exchange Rate, Average	1.24	1.10

WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$370	$575
Operating Expenses
Natural Gas and Petroleum Products Purchased	67	174
Operating, Maintenance and Other	147	165
Other Income and Expenses	5	1

EBITDA	$161	$237

Pipeline Throughput, TBtu	256	242
Volumes Processed, TBtu	180	177
Canadian Dollar Exchange Rate, Average	1.24	1.10

FIELD SERVICES
Equity in Earnings of DCP Midstream, LLC	$(17)	$130

Cash Distributions to Spectra Energy	$—	$59

Natural Gas Gathered and Processed/Transported, TBtu/day (c)	7.1	7.2
Natural Gas Liquids Production, MBbl/d (c)	399	445
Average Natural Gas Price Per MMBtu (d)	$2.98	$4.94
Average Natural Gas Liquids Price Per Gallon (e)	$0.49	$1.06
Average Crude Oil Price Per Barrel (f)	$48.63	$98.68

(a)	Thousand barrels per day.
(b)	Trillion British thermal units.
(c)	Reflects 100% of DCP Midstream volumes.
(d)	Million British thermal units. Average price based on NYMEX Henry Hub.
(e)	Does not reflect results of commodity hedges.
(f)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2015	2014

Operating Revenues	$1,623	$1,843
Operating Expenses	1,082	1,204

Operating Income	541	639

Other Income and Expenses	44	170
Interest Expense	159	178

Earnings Before Income Taxes	426	631
Income Tax Expense	101	164

Net Income	325	467
Net Income - Noncontrolling Interests	58	48

Net Income - Controlling Interests	$267	$419

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31, 2015	December 31, 2014

ASSETS

Current Assets	$2,063	$2,332
Investments and Other Assets	7,857	8,007
Net Property, Plant and Equipment	21,644	22,307
Regulatory Assets and Deferred Debits	1,356	1,394

Total Assets	$32,920	$34,040

LIABILITIES AND EQUITY

Current Liabilities	$2,717	$3,809
Long-term Debt	13,178	12,769
Deferred Credits and Other Liabilities	6,736	6,806
Preferred Stock of Subsidiaries	258	258
Equity	10,031	10,398

Total Liabilities and Equity	$32,920	$34,040

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Year-To-Date March 31,
	2015	2014

Net Income	$325	$467
Add:
Interest expense	159	178
Income tax expense	101	164
Depreciation and amortization	193	200
Foreign currency gain	(1)	(3)
Less:
Third party interest income	1	1

EBITDA	776	1,005

Add:
Equity in earnings of unconsolidated affiliates	(24)	(161)
Distributions from unconsolidated affiliates (a)	54	99
Empress non-cash mark to market	22	4
Non-cash impairment at Ozark Gas Gathering	9	—
Other	5	(13)
Less:
Interest expense	159	178
Equity AFUDC	16	6
Net cash refund for income taxes	(46)	(12)
Distributions to noncontrolling interests	44	39
Maintenance capital expenditures (b)	91	92

Total Distributable Cash Flow	$578	$631

(a)	Excludes $2 million and $12 million in distributions of investment in equity method affiliates for the three month periods ended March 31, 2015 and 2014, respectively.
(b)	Excludes reimbursable expenditures.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

March 2015 Year-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$455	$9	A	$464

Distribution	192	—		192

Western Canada Transmission & Processing	161	—		161

Field Services	(17)	3	B	(14)

Total Reportable Segment EBITDA	791	12		803

Other	(15)	—		(15)

Total Reportable Segment and Other EBITDA	$776	$12		$788

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$776	$12		$788
Depreciation and Amortization	(193)	—		(193)
Interest Expense	(159)	—		(159)
Interest Income and Other	2	—		2
Income Tax Expense	(101)	(4)		(105)

Total Net Income	325	8		333

Total Net Income - Noncontrolling Interests	(58)	(1)		(59)

Total Net Income - Controlling Interests	$267	$7		$274

EARNINGS PER SHARE, BASIC	$0.40	$0.01		$0.41

EARNINGS PER SHARE, DILUTED	$0.40	$0.01		$0.41

A - Impairment charges at Ozark Gas Gathering.

B - Restructuring costs at Field Services.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671
Diluted	673

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

March 2014 Year-to-date

(Unaudited)

(In millions, except per-share amounts)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$429

Distribution	226

Western Canada Transmission & Processing	237

Field Services	130

Total Reportable Segment EBITDA	1,022

Other	(17)

Total Reportable Segment and Other EBITDA	$1,005

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$1,005
Depreciation and Amortization	(200)
Interest Expense	(178)
Interest Income and Other	4
Income Tax Expense	(164)

Total Net Income	467

Total Net Income - Noncontrolling Interests	(48)

Total Net Income - Controlling Interests	$419

EARNINGS PER SHARE, BASIC	$0.63

EARNINGS PER SHARE, DILUTED	$0.62

Weighted Average Shares (reported and ongoing) - in millions

Basic	670
Diluted	672